Exhibit 99.1

     Interleukin Genetics Reports First Quarter Financial Results


    WALTHAM, Mass.--(BUSINESS WIRE)--May 13, 2003--Interleukin Genetics, Inc. (OTCBB: ILGN) today reported financial results for the quarter ended March 31, 2003. For the quarter, the Company reported a net loss of $1,666,000 or $0.07 per basic and diluted share as compared to a net loss of $1,451,000 or $0.07 per basic and diluted share for the same period last year.
    Revenues for the quarter were $29,000 compared to $9,000 in the same quarter of 2002. This increase was primarily due to $17,000 in revenue from a single customer for genotyping services to this customer. The Company does not expect this revenue to be recurring.
    Research and development expenditures were $872,000 in the quarter ended March 31, 2003 compared to $928,000 in the comparable quarterly period ended March 31, 2002. The decrease was primarily the result of decreases in patent costs and market research expenses.
    Selling, general and administrative expenses were $693,000 for the three period ended March 31, 2003 compared to $542,000 during the same period last year. The increase in selling, general and administration costs were primarily the result of an increase in legal expenses related to the negotiation of a strategic alliance with affiliates of Alticor.
    As of March 31, 2003, the Company reported total assets of $7,046,000, including $6,514,000 in cash and cash equivalents. The Company also reported total liabilities of $3,191,000 and shareholders' equity of $3,855,000.
    On March 5, 2003, the Company announced that it entered into a broad strategic alliance with several affiliates of the Alticor family of companies to develop and market novel nutritional and skin care products. The alliance includes an initial $7,000,000 equity investment, with an additional $2,000,000 payment possible if we achieve a certain milestone, a two-year, $5,000,000 research and development agreement and a licensing agreement with royalties on any marketed products. The agreement also includes a working capital credit line of $1,500,000 and the deferment of outstanding loan repayment and the refinancing of bridge financing obligations. With this agreement the Company anticipates that it will have sufficient resources to conduct operations as planned into 2005.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to develop diagnostic nutritional and therapeutic products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, osteoporosis, rheumatoid arthritis and alzheimer's disease. We believe these products will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com
    Certain statements contained herein are "forward-looking" statements including statements regarding the development and marketing of novel nutritional and skin care products, royalties and milestone payments that we may receive, the availability of credit facilities, the sufficiency of resources to conduct planned operations into 2005 and our ability to develop diagnostic personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and to enable the managed care industry to improve patient care and better allocate resources, our ability to market products, our ability to receive the $5.0 million in research and development payments, our ability to achieve the milestone that would result in an additional $2.0 million payment, our ability to receive advances against the $1.5 million working capital credit line, the actions of Alticor and affiliates, which have voting control of our common stock on most matters, including the efforts and success of Alticor and its affiliates in developing and marketing products for which we would receive a royalty, our ability to conduct planned operations into 2005, our ability to complete clinical research and data analysis, meeting our clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on partners, competitive risks and those risks and uncertainties described in our Form 10-K for the year ended December 31, 2002, as filed on April 15, 2003, and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

                      Interleukin Genetics, Inc.
                         Financial Highlights
                              (unaudited)


Balance sheet data                            March 31,   December 31,
                                                  2003        2002

Cash, cash equivalents and marketable
 securities                                   $ 6,514,228   $ 733,848
Total current assets                            6,649,588     836,988
Total assets                                   $7,046,315  $1,249,779

Total current liabilities                       1,176,558   1,116,017
Total liabilities                               3,191,209   2,634,339

Total shareholders' equity                      3,855,106  (1,384,560)

Total liabilities and shareholders' equity     $7,046,315  $1,249,779



                                             Three Months Three Months
                                                 Ended        Ended
 Statement of operations data                 March 31,    March 31,
                                                  2003        2002


Sales                                             $28,738      $9,012
Gross profit                                       11,856       8,862
Research and development                          872,439     928,016
Selling, general, and administrative expense      692,712     542,466

Total operating expense                         1,565,151   1,470,482

Loss from operations                           (1,553,295) (1,461,620)

Total other income and expense                   (112,314)     10,446

Net loss                                      $(1,665,609)$(1,451,174)

Basic and diluted loss per share                   $(0.07)     $(0.07)
Weighted average common shares outstanding     23,118,293  21,428,357



    CONTACT: Interleukin Genetics
             Fenel M. Eloi, 781/398-0700